The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

MANDATORY UNCONDITIONAL CASH OFFER
by
CITIGROUP GLOBAL MARKETS ASIA LIMITED
for and on behalf of
PCCW MOBILE HOLDING NO. 2 LIMITED
a wholly-owned subsidiary of PCCW LIMITED
TO ACQUIRE ALL THE ISSUED SHARES IN THE CAPITAL OF
SUNDAY COMMUNICATIONS LIMITED
 (OTHER THAN THOSE SHARES ALREADY OWNED BY
PCCW MOBILE HOLDING NO. 2 LIMITED)
AND TO CANCEL ALL OUTSTANDING SHARE OPTIONS OF
SUNDAY COMMUNICATIONS LIMITED
LEVEL OF ACCEPTANCES OF OFFER AND EXTENSION OF OFFER PERIOD

LEVEL OF ACCEPTANCES

As at 4:00 p.m. on 29th July, 2005, being the latest time for receiving acceptances under the Offer, the Offeror had received valid acceptances in respect of 515,013,960 Shares under the Offer, representing approximately 42.92% of the Shares under the Offer and approximately 17.22% of the entire issued share capital of SUNDAY. Valid acceptances in respect of 26,954,103 Outstanding Share Options under the Offer had also been received, representing approximately 97.96% of the Outstanding Share Options granted under the Share Option Scheme.

Prior to the Offer, the Offeror beneficially owned 1,790,134,000 Shares, representing approximately 59.87% of the issued share capital of SUNDAY. In addition, persons presumed under the Takeovers Code to be acting in concert with the Offeror beneficially owned an aggregate of 24,981,000 Shares, representing approximately 0.83% of the issued share capital of SUNDAY. The acceptances under the Offer referred to above include those 24,981,000 Shares previously held by persons presumed under the Takeovers Code to be acting in concert with the Offeror, which Shares have been tendered under the Offer and acquired by the Offeror. Taking into account the valid acceptances tendered under the Offer, the Offeror is interested in 2,305,147,960 Shares, representing approximately 77.10% of the entire issued share capital of SUNDAY as at the date of this announcement.

EXTENSION OF OFFER PERIOD

In order to allow Shareholders and Option Holders who may wish to accept the Offer further time to do so, the time for accepting the Offer has been extended and the Offer will remain open for acceptance until further notice. A further announcement will be made at least 14 days before the Offer is closed.

NO INCREASE IN OFFER PRICE

The Offer Price for the Offer Shares and the Outstanding Share Options remains unchanged at HK$0.65 per Offer Share and HK$0.001 per Outstanding Share Option respectively.

COMPULSORY ACQUISITION AND PRIVATISATION OF SUNDAY

If the level of acceptances of the Offer reaches the prescribed level (being not less than 90% of the Shares affected by the Offer) as required by Section 88 of the Companies Law and Rule 2.11 of the Takeovers Code permits a compulsory acquisition, the Offeror intends to proceed with the privatisation of SUNDAY and the withdrawal of the listing of the Shares from the Stock Exchange pursuant to Rule 6.15 of the Listing Rules.

As the Offeror has acquired approximately 77.10% of the issued share capital of SUNDAY, Shares held by the public represent less than 25% of the issued share capital of SUNDAY. In the event that the Offeror does not effect the compulsory acquisition of the remaining Shares, whether by reason of not having acquired the requisite percentage as required under the Companies Law or otherwise, the Offeror may either:

(a)	seek a withdrawal of listing of Shares from the Stock Exchange in accordance with the requirements of Rule 6.12 of the Listing Rules and Rule 2.2 of the Takeovers Code; or
(b)	take such steps as are necessary to ensure, or procure SUNDAY to take such steps as are necessary to ensure, that SUNDAY maintains an adequate public float so as to comply with the applicable requirements of the Listing Rules.
The Stock Exchange has stated that, if less than 25% of the issued Shares are in public hands following close of the extended Offer, or if the Stock Exchange believes that a false market exists or may exist in the trading of the Shares or that there are insufficient numbers of Shares in public hands to maintain an orderly market, it will consider exercising its discretion to suspend dealings in the Shares. In this connection, it should be noted that upon the close of the Offer, there may be insufficient public float for the Shares and therefore trading in the Shares may be suspended until a sufficient level of public float is attained.

Reference is made to the joint announcements of PCCW and SUNDAY dated 22nd June, 2005 and 7th July, 2005, and the composite offer document dated 8th July, 2005 (“Composite Offer Document”). Unless otherwise defined herein, capitalized terms and expressions shall have the same meanings as used in the Composite Offer

Document.

LEVEL OF ACCEPTANCES

As at 4:00 p.m. on 29th July, 2005, being the latest time for receiving acceptances under the Offer, the Offeror had received valid acceptances in respect of 515,013,960 Shares under the Offer, representing approximately 42.92% of the Shares under the Offer and approximately 17.22% of the issued share capital of SUNDAY. Valid acceptances in respect of 26,954,103 Outstanding Share Options under the Offer had also been received, representing approximately 97.96% of the Outstanding Share Options granted under the Share Option Scheme.

Prior to the Offer, the Offeror beneficially owned 1,790,134,000 Shares, representing approximately 59.87% of the issued share capital of SUNDAY. In addition, persons presumed under the Takeovers Code to be acting in concert with the Offeror beneficially owned an aggregate of 24,981,000 Shares, representing approximately 0.83% of the issued share capital of SUNDAY. The acceptances under the Offer referred to above include those 24,981,000 Shares previously held by persons presumed under the Takeovers Code to be acting in concert with the Offeror, which Shares have been tendered under the Offer and acquired by the Offeror. Taking into account the valid acceptances tendered under the Offer, the Offeror is interested in 2,305,147,960 Shares, representing approximately 77.10% of the issued share capital of SUNDAY as at the date of this announcement.

EXTENSION OF OFFER PERIOD

In order to allow Shareholders and Option Holders who may wish to accept the Offer further time to do so, the time for accepting the Offer has been extended and the Offer will remain open for acceptance until further notice. A further announcement will be made at least 14 days before the Offer is closed.

All the other terms of the Offer as set out in the Composite Offer Document and in the white form of acceptance and transfer for the Offer Shares and the yellow form of acceptance and cancellation for the Outstanding Share Options remain unchanged and apply to the extended Offer.

NO INCREASE IN OFFER PRICE

The Offer Price for the Offer Shares and the Outstanding Share Options remains unchanged at HK$0.65 per Offer Share and HK$0.001 per Outstanding Share Option respectively.

COMPULSORY ACQUISITION AND PRIVATISATION OF SUNDAY

If the level of acceptances of the Offer reaches the prescribed level (being not less than 90% of the Shares affected by the Offer) as required by Section 88 of the Companies Law and Rule 2.11 of the Takeovers Code permits a compulsory acquisition, the Offeror intends to proceed with the privatisation of SUNDAY and the withdrawal of the listing of the Shares from the Stock Exchange pursuant to Rule 6.15 of the Listing Rules.

As the Offeror has acquired approximately 77.10% of the issued share capital of SUNDAY, Shares held by the public represent less than 25% of the issued share capital of SUNDAY. In the event that the Offeror does not effect the compulsory acquisition of the remaining Shares, whether by reason of not having acquired the requisite percentage as required under the Companies Law or otherwise, the Offeror may either:

(a)	seek a withdrawal of listing of Shares from the Stock Exchange in accordance with the requirements of Rule 6.12 of the Listing Rules and Rule 2.2 of the Takeovers Code; or

(b)	take such steps as are necessary to ensure, or procure SUNDAY to take such steps as are necessary to ensure, that SUNDAY maintains an adequate public float so as to comply with the applicable requirements of the Listing Rules.

The requirements of Rule 6.12 of the Listing Rules referred to in (a) above include the approval of the withdrawal of the listing by the independent shareholders of SUNDAY (being shareholders of SUNDAY other than any controlling shareholder, director or chief executive of SUNDAY or their respective associates) by way of a resolution passed by a majority of at least 75% of the votes cast at the relevant shareholders' meeting, and not voted against by more than 10% of the votes attaching to the Shares permitted to vote at such meeting. Rule 2.2 of the Takeovers Code provides that neither the Offeror nor any persons acting in concert with the Offeror may vote at the meeting of SUNDAY's shareholders convened in accordance with the Listing Rules. Rule 2.2 of the Takeovers Code further requires that the resolution to approve the delisting must be subject to approval by at least 75% of the votes attaching to the disinterested Shares that are cast either in person or by proxy at a duly convened meeting of the holders of the disinterested Shares, the number of votes cast against the resolution is not more than 10% of the voting rights attaching to all disinterested Shares and the Offeror is entitled to exercise, and exercises, its rights of compulsory acquisition.

The Stock Exchange has stated that, if less than 25% of the issued Shares are in public hands following close of the extended Offer, or if the Stock Exchange believes that a false market exists or may exist in the trading of the Shares or that there are insufficient numbers of Shares in public hands to maintain an orderly market, it will consider exercising its discretion to suspend dealings in the Shares. In this connection, it should be noted that upon the close of the Offer, there may be insufficient public float for the Shares and therefore trading in the Shares may be suspended until a sufficient level of public float is attained.

By Order of the Board	By Order of the Board
PCCW Limited	SUNDAY Communications Limited
Hubert Chak	Raymond Wai Man Mak
Company Secretary	Company Secretary

Hong Kong, 29th July, 2005

As at the date of this announcement, the directors of PCCW are as follows:

Executive Directors:
Li Tzar Kai, Richard (Chairman); So Chak Kwong, Jack (Deputy Chairman and Group Managing Director); Yuen Tin Fan, Francis (Deputy Chairman); Peter Anthony Allen; Alexander Anthony Arena; Chung Cho Yee, Mico; Lee Chi Hong, Robert; Dr Fan Xingcha

Non-Executive Directors:
Sir David Ford, KBE, LVO; Zhang Chunjiang; Dr Tian Suning (Deputy Chairman)

Independent Non-Executive Directors:
Prof Chang Hsin-kang; Dr Fung Kwok King, Victor; Dr The Hon Li Kwok Po, David, GBS, JP; Sir Roger Lobo, CBE, LLD, JP; Aman Mehta; The Hon Raymond George Hardenbergh Seitz

As at the date of this announcement, the directors of SUNDAY are as follows:

Executive Directors:
Alexander Anthony Arena (Chairman); Chan Kee Sun, Tom; Chan Wing Wa; Chow Ding Man, Gary; Hui Hon Hing, Susanna; Kwok Yuen Man, Marisa

Non-Executive Director:
Hongqing Zheng

Independent Non-Executive Directors:
John William Crawford; Henry Michael Pearson Miles; Robert John Richard Owen

The directors of PCCW jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than relating to SUNDAY and/or its subsidiaries) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (other than relating to SUNDAY and/or its subsidiaries) have been arrived at after due and careful consideration and there are no other facts not contained in this announcement relating to PCCW and/or the Offeror the omission of which would make any statements in this announcement (other than relating to SUNDAY and/or its subsidiaries) misleading.

The directors of SUNDAY jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than relating to PCCW and/or the Offeror) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (other than relating to PCCW and/or the Offeror) have been arrived at after due and careful consideration and there are no other facts not contained in this announcement (other than relating to PCCW and/or the Offeror) the omission of which would make any statements in this announcement (other than relating to PCCW and/or the Offeror) misleading.